FROM: LaserLock Technologies Inc. (OTC BB: “LLTI”)

CONTACT:	Laserlock Technologies, Inc.
610.668.1952

FOR IMMEDIATE RELEASE

LASERLOCK RETAINS LONDON INVESTMENT BANK -- PLANS $5 MILLION CAPITAL RAISE - ADMITTANCE ON THE LONDON STOCK EXCHANGE ALTERNATIVE INVESTMENT MARKET (“AIM”)

Philadelphia, November 8, 2006 - LaserLock Technologies Inc. (OTB Bulletin Board: “LLTI”) today announced that it had retained London-based Athanor Capital Partners Limited (“Athanor”) as the Company’s investment bank.

The announcement was made by Norman A. Gardner, Chairman & Chief Executive Officer.

“Athanor will act as corporate advisor and broker to LLTI in connection with our efforts to raise $5 million in new capital. With Athanor’s guidance we will form a new UK holding company, LaserLock Technologies Plc. and issue its shares on the London Stock Exchange’s AIM market,” said Mr. Gardner.

“If LaserLock Plc shares are admitted for trading on AIM, all of LLTI’s shares will be exchanged for shares in LaserLock Plc. The shares of LLTI will no longer trade on the US over the counter market, but the shares of LaserLock Plc. will trade on the London Stock Exchange AIM market.”

The previously announced acquisition of Paris-based ExaqtWorld S.A.R.L. and the proposed capital raise of $5 million, with Athanor’s assistance, will form an integral part of this transaction. The new funding, being completed simultaneously with admission to the AIM market and the share-for-share exchange with current LLTI shareholders, will be used to finance the global sales and marketing operations of the combined company’s product lines.

ABOUT THE COMPANIES

LaserLock Technologies Inc., based in Bala Cynwyd, PA, is publicly traded on the OTC-BB under the ticker symbol “LLTI”. The Company markets security authentication systems to enhance the security of documents and branded products to meet the growing demand for protection from counterfeiting, diversion and reproduction on a color copier or scanner. It also markets security-related products to the casino gaming industry worldwide.

 ExaqtWorld S.A.R.L., based in Paris, France, is a private company involved in the Electronic Article Surveillance (EAS) anti-shoplifting industry. Its patented Exaqt Security System is the first fully industrialized, market accepted, multi-tech system to be installed in the world. The Exaqt Security System simultaneously detects multiple EAS frequencies allowing for seamless integration of source tagging by manufacturers for the benefit of the Retail Industry.

FORWARD LOOKING INFORMATION

The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Act of 1995. Such forward statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements (a summary of which may be found in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005 and the Company’s Quarterly Report for the quarter ended June 30, 2006, in each case, under the caption (“Risk Factors”). The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or implied) will not be realized.